Exhibit 4.4

EXECUTION COPY

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of November 18, 2014, by and among N30 Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the holders of capital stock of the Company listed on Schedule A hereto (each a “Stockholder” and together the “Stockholders”).

BACKGROUND

WHEREAS, the Company and certain of the Stockholders entered into that certain Amended and Restated Investor Rights Agreement, dated as of September 23, 2014 (the “Prior Rights Agreement”);

WHEREAS, certain of the Stockholders are parties to the Series 2 Preferred Stock Purchase Agreement of even date herewith, among the Company and the purchasers party thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Company’s Series 2 Preferred Stock (as defined below) that the Stockholders and the Company execute and deliver this Agreement;

WHEREAS, the parties to the Prior Rights Agreement desire to amend and restate the Prior Rights Agreement in its entirety as set forth herein and accept the rights and covenants in this Agreement in lieu of their rights and covenants under the Prior Rights Agreement; and

WHEREAS, the terms of the Prior Rights Agreement may be amended and restated only by a written instrument executed by the Company and (i) the holders of a majority of the Registrable Securities then outstanding and (ii) a Supermajority in Voting Interest (as defined in the Prior Rights Agreement), and the signatories hereto include such holders;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.              DEFINITIONS.  For purposes of this Agreement:

1.1.                            “Affiliate” means any Person that (a) directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, (b) owns or controls ten percent (10%) or more of the outstanding voting securities of the specified Person, (c) is an officer, director, general partner or managing member of the specified Person, or (d) if the specified Person is an officer, director, general partner or managing member, any entity for which the specified Person acts in such capacity.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.                            “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

1.3.                            “Board of Directors” means the board of directors of the Company.

1.4.                            “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.5.                            “Damages” means any loss, damage, claim, expense or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim, expense or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6.                            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7.                            “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to a transaction subject to SEC Rule 145; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8.                            “Excluded Securities” means Securities comprised of the following: (i) Securities that are issued pursuant to an equity split, dividend, reclassification or subdivision of the equity interests of the Company; (ii) Securities that are issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors, including without limitation, Securities issuable pursuant to that certain Warrant to Purchase Qualified Units issued to Compass Horizon Funding Company LLC on February 18, 2011 and the amended and restated warrants issued to Horizon Credit I LLC and Horizon Credit II LLC on August 1, 2012 in place of such warrant; (iii) Securities that are issued for consideration pursuant to a merger, consolidation, acquisition, license, development agreement, strategic alliance or partnership, joint venture or business combination approved by the Board of Directors; (iv) Securities issued or issuable with the affirmative vote or written consent of a Supermajority in Voting Interest in favor of a resolution that expressly states that such Securities are to be considered Excluded Securities; (v) Securities issued to employees, directors, consultants and other services providers of the Company pursuant to a plan, agreement or arrangement approved by the Board of Directors; (vi) Securities issued in an IPO; and (vii) Securities issued in exchange for or upon exercise of any outstanding options, warrants or other convertible securities issued as of the date hereof.

1.9.                            “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10.                     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11.                     “GAAP” means generally accepted accounting principles in the United States.

1.12.                     “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.13.                     “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.14.                     “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.15.                     “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.16.                     “Major Investors” means each holder of at least three hundred thousand (300,000) shares of Preferred Stock, each Wellington Investor, Sabby Healthcare Master Fund, Ltd., Tiger Partners, L.P., a Delaware limited partnership, Katherine M. Snider and/or the Estate of Arnold Snider, III, Deerfield PDI Financing, L.P., Deerfield Special Situations International Master Fund L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund, L.P., Roberto Mignone and Swiftcurrent Partners, L.P.

1.17.                     “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18.                     “Preferred Stock” means, collectively, the shares of the Company’s Series 1 Preferred Stock and Series 2 Preferred Stock.

1.19.                     “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of any (A) Preferred Stock; and (B) the Common Stock issued upon exercise of that certain Amended and Restated Warrant issued to Horizon Credit I LLC on August 1, 2012 and that certain Amended and Restated Warrant issued to Horizon Credit II LLC on August 1, 2012 (collectively, the “Horizon Warrant Shares”); provided however, that none of the Horizon Warrant Shares may be included for purposes of initiating a request under Section 2 hereof or included in any request by Initiating Holders; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement.

1.20.                     “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are, or are convertible into, Registrable Securities.

1.21.                     “SEC” means the Securities and Exchange Commission.

1.22.                     “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.23.                     “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.24.                     “Securities” means and include any equity securities of the Company, by whatever name called, whether or not currently authorized, and any securities, options, warrants, rights or similar instruments convertible into or exchangeable or exercisable for any such equity securities.

1.25.                     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.26.                     “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.27.                     “Series 1 Preferred Stock” mean the Company’s Series 1 Preferred Stock, par value of $0.001 per share.

1.28.                     “Series 2 Preferred Stock” mean the Company’s Series 2 Preferred Stock, par value of $0.001 per share.

1.29.                     “Supermajority in Voting Interest” means both (i) Stockholders holding at least 60% of the shares of Common Stock issued or issuable upon conversion of the Series 1 Preferred Stock and (ii) Stockholders holding at least a majority of the shares of Common Stock issued or issuable upon conversion of the Series 2 Preferred Stock.

1.30.                     “Wellington Investors” shall mean any Stockholders advised by Wellington Management Company, LLP or one of its Affiliates.

2.              REGISTRATION RIGHTS.

2.1.                            Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the earlier of (i) five (5) years after the date of this Agreement and (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 40% of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty-five percent (35%) of the Registrable Securities then outstanding, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a) and/or Section 2.1(b); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(a) and/or Section 2.1(b).  A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2.                            Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3.                            Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of

Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1, a registration shall not be counted as “effected” if, (i) as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included, (ii) a registration statement with respect thereto shall not have become effective, (iii) after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or any court, and the result of such interference is to prevent the holders of Registrable Securities to be sold thereunder from disposing thereof in accordance with the intended methods of disposition, or (iv) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with any underwritten registration shall not be satisfied or waived with the consent of the holders of a majority of the Registrable Securities that were to have been sold thereunder, other than as a result of a breach by any holder of its obligations thereunder or hereunder.

2.4.                            Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended for up to an additional one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(k)                                 promptly notify each seller of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

2.5.                            Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6.                            Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7.                            Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8.                            Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, stockholders and investment advisors of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9.                            Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10.                     Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that provide registration rights that are superior or equal in priority to, or inconsistent with, the registration rights provided to Holders hereunder.

2.11.                     “Market Stand-off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days (or such longer period as the managing underwriter shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation)), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto.  If any of the obligations described in this Section 2.11 are waived or terminated with respect to any of the securities of any such Holder, officer, director or greater-than-one-percent stockholder (in any such case, the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater-than-one-percent stockholder.

2.12.                     Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)                                 the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, unless, following, and as a result of, such Deemed Liquidation Event, the Holders hold “restricted securities” (as defined under SEC Rule 144); and

(b)                                 following the IPO, when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144 (without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1)) or another similar exemption under the Securities Act.

2.13.                     Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144 to be bound by the terms of this Agreement if the transferred shares do not remain Registrable Securities hereunder following such transfer.

(b)                                 Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) (collectively, the “Restricted Securities”) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT

BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.13.

(c)                                  The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, or, following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, with respect to transfers under the foregoing clause (y),  each transferee agrees in writing to be subject to the terms of this Subsection 2.13.  Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Subsection 2.13(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(d)                                 Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) that, to such Holder’s knowledge, is (or, as a result of such proposed transfer will become) a beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, general partners or managing members nor any person that would be deemed a beneficial owner of 20% or more of the Company’s voting securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor

Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

3.              RIGHT OF FIRST OFFER. Subject to (a) the terms and conditions of this Section 3.1, and (b) the provisions of the Company’s Certificate of Incorporation regarding approval of the issuance or sale of any Securities, if the Company or any of its subsidiaries proposes to offer, sell or otherwise issue (or enter into any agreement related to any of the foregoing) to any existing Stockholder or any other Person any Securities, as well as rights, options, or warrants to purchase such Securities, or securities of any type whatsoever (including equity or debt securities) that are, or may become, convertible or exchangeable into or exercisable for such Securities (collectively “New Securities”), other than Excluded Securities, then the Company shall first offer such New Securities to all the Major Investors.

3.1.                            Notice.  The Company shall give written notice (the “Offer Notice”) to the Major Investors, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which the Company proposes to offer such New Securities.

3.2.                            Exercise.  By written notification to the Company within twenty (20) days after the Offer Notice is given, each of the Major Investors may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which is proportional to the ratio of Securities held by or issuable (directly or indirectly) to such Major Investors and their Affiliates to the total number of Securities then outstanding (assuming full conversion or exercise of all options, warrants and other derivative securities then outstanding).   At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the ratio of Securities held by or issuable (directly or indirectly) to such Fully Exercising Investors to the total number of Securities then outstanding (assuming full conversion or exercise of all options, warrants and other derivative securities then outstanding) held by all Fully Exercising Investors who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Subsection 3.2 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 3.3.

3.3.                            Sale by Company.  If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 3.2, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 3.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within the earlier of: (i) sixty (60) days of the execution thereof and (ii) one hundred eighty (180) days following the expiration of the periods provided in Section 3.2, the right provided under this Section shall be deemed to be revived, and such New Securities shall not be offered unless first reoffered to all of the Major Investors in accordance with this Section 3.

3.4.                            Termination. The covenants set forth in this Section 3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

3.5.                            Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 3, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities.  Such notice shall describe the type, price and terms of the New Securities.  Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Person’s percentage ownership position, calculated as set forth in Section 3.2 before giving effect to the issuance of such New Securities.  The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

3.6.                            Each of the undersigned parties hereto hereby waives the right of first offer set forth in Section 3 of the Prior Rights Agreement with respect to the issuance of shares of Series 2 Preferred Stock under the Purchase Agreement, including any notice requirements related thereto.

4.              COVENANTS.

4.1.                            Compensation.  The Company shall reimburse each member of the Board of Directors for reasonable travel and other out-of-pocket expenses incurred to attend meetings of the Board of Directors and committees thereof and in performing Company-approved business.

4.2.                            Meetings of Board.  Meetings of the Board of Directors shall be held at least twice per year at places within or without the State of Delaware and at times fixed by resolution of the Board of Directors.

4.3.                            “Bad Actor” Notice.  Each party to this Agreement will promptly notify each other party to this Agreement in writing if it becomes subject to any Bad Actor Disqualification; provided, however, that, with respect to the Stockholders, such obligation under this Section 4.3 shall apply only if such Stockholder beneficially owns 20% or more of the Company’s outstanding voting securities, calculated on the basis of voting power.

4.4.                            Reporting.  The Company will deliver to the Board of Directors and each Major Investor the following:

(a)                                 Audited Annual Financials.  As soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a balance sheet of the Company as at the end of such fiscal year, and the related statements of operations, stockholders’

equity and cash flows for the Company for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b)                                 Unaudited Quarterly Financials.  As soon as available, but in any event within 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (i) a balance sheet of the Company as at the end of such fiscal quarter, and (ii) the related statements of operations of the Company for such fiscal quarter and for the portion of the fiscal year then ended, and (iii) statements of cash flows of the Company for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;

(c)                                  Capitalization.  As soon as practicable, but in any event within 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company; and

(d)                                 Budgets.  Commencing for the year ended December 31, 2015, as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

4.5.                            Inspection.  The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, each during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 4.5 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.6.                            Non-Disclosure.  Each Stockholder agrees that, except as otherwise consented to by the Board of Directors, all non-public information furnished to such Stockholder pursuant to this Agreement will be kept confidential and will not be used or disclosed by such Stockholder, or by any of such Stockholder’s agents, representatives, investment advisors or employees, in any manner, in whole or in part, except that (i) each Stockholder shall be permitted to disclose such information to those of such Stockholder’s agents, representatives, investment advisors and employees who need to be familiar with such information in connection with such Stockholder’s investment in the Company and who are charged with an obligation of confidentiality, (ii) each Stockholder shall be permitted to disclose such information to such Stockholder’s direct or indirect partners and equity holders or potential equity holders or partners provided that such Stockholder  informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, (iii) each Stockholder shall be permitted to disclose information to the extent required by law, so long as such Stockholder shall have first provided the Company a reasonable opportunity to contest the necessity of disclosing such information, (iv) each Stockholder shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Stockholder arising under this Agreement, and (v) each Stockholder shall be permitted to disclose information generally available to or known by the public (other than as a result of disclosure in violation hereof).

4.7.                            Employee Agreements.  Within a reasonable period of time following the Initial Closing (as defined in the Purchase Agreement), which shall in no event exceed thirty (30) days, the Company will (i) adopt new forms of confidential information and invention assignment agreement (each, an “Assignment Agreement”) to be entered into by the Company and each of its employees, consultants and contractors who has access to the Company’s confidential information and/or trade secrets (each, a “Service Provider”), in forms which shall have been approved by the Board of Directors with the advice of counsel and provided to any Stockholder requesting to review the same prior to the Initial Closing, and (ii) enter into an Assignment Agreement with each such Service Provider. The Company will cause each person hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to the Company’s confidential information and/or trade secrets to enter into an Assignment Agreement.

5.              MISCELLANEOUS.

5.1.                            Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2.                            Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

5.3.                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4.                            Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5.                            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on the signature pages, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 5.5.  If notice is given to the Company, a copy shall also be sent to King & Spalding LLP, 601 South California Avenue, Suite 100, Palo Alto, CA  94304, Attn: Laura Bushnell, fax (650) 422-6800, email: lbushnell@kslaw.com.

5.6.                            Amendments and Waivers.  Any term of Section 2 of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Any term (other than Section 2) of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) a Supermajority in Voting Interest; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.    Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, termination, or waiver applies to all Stockholders in the same fashion and (ii) any amendment, waiver or termination of Section 2.11, Section 4.4 or Section 4.5 that adversely affects the Wellington Investors shall require the prior written consent of the Wellington Investors.  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Section 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.7.                            Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8.                            Aggregation of Stock.  All Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.9.                            Entire Agreement.  Upon the effectiveness of this Agreement, the Prior Rights Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10.                     Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.11.                     Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

N30 PHARMACEUTICALS, INC.

By:	/s/ Tom Sokolowski
Name:	Tom Sokolowski
Title:	Chief Financial Officer

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

JENNISON GLOBAL HEALTHCARE
MASTER FUND, LTD.

By:	Jennison Associates LLC, as the
Investment Manager of the Fund

By:	/s/ David Chan
	Name:	David Chan
	Title:	Managing Director of
Jennison Associates LLC

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, LP

By:	/s/ Peter Kolchinsky
	Name:	Peter Kolchinsky
	Title:	Manager

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

ROCK SPRINGS CAPITAL MASTER
FUND LP

By:	/s/ Graham McPhall
	Name:	Graham McPhall
	Title:	Managing Director
Rock Springs Capital
650 S. Exeter St., Suite 1070
Baltimore, MD 21202

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

SABBY HEALTHCARE MASTER FUND,
LTD.

By:	/s/ Robert Grundstein
	Name:	Robert Grundstein
	Title:	COO of Investment Management

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

GLOBAL HEALTH CARE
OPPORTUNITY LTD.

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

HADLEY HARBOR MASTER INVESTORS
(CAYMAN) L.P.
By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

HAWKES BAY MASTER INVESTORS
(CAYMAN) LP

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

NORTH RIVER INVESTORS (BERMUDA) L.P.

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

NORTH RIVER PARTNERS, L.P.

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

SALTHILL INVESTORS (BERMUDA) L.P.

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

SALTHILL PARTNERS, L.P.

By:	Wellington Management Company, LLP
its investment adviser

By:	/s/ Steven M. Hoffman
	Name:	Steven M. Hoffman
	Title:	Vice President and Counsel

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

COWEN INVESTMENTS LLC

By:	/s/ Stephen Lasota
	Name:	Stephen Lasota
	Title:	Chief Financial Officer
Cowen Group, Inc.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

APPLE TREE PARTNERS IV, L.P.

By:	ATP III GP, Ltd.
Its:	General Partner

By:	/s/ Seth L. Harrison
Seth L. Harrison, Director

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

TIGER PARTNERS, L.P.,

a Delaware limited partnership

By:	TIGER MANAGEMENT L.L.C.,
its Investment Manager

By:	/s/ Michael Treisman
	Name:	Michael Treisman
	Title:	Authorized Signatory

ESTATE OF ARNOLD H. SNIDER, III

By:	/s/ Katherine M. Snider
Katherine M. Snider, Executor

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.

DEERFIELD PRIVATE DESIGN FUND, L.P.

DEERFIELD PRIVATE DESIGN FUND II, L.P.

DEERFIELD PDI FINANCING, L.P.

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

DEERFIELD PRIVATE DESIGN INTERNATIONAL III, L.P.

By:	Deerfield Mgmt, L.P., General Partner
By:	J. E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

SWIFTCURRENT PARTNERS, L.P.,
a Delaware limited partnership

By:	/s/ Roberto Mignone
	Name:	Roberto Mignone
	Title:	Managing Member of
Bridger Capital, LLC

DUKE MEDICAL STRATEGIES, INC.

By:	/s/ Ellen McCarthy Steinour
	Name:	Ellen McCarthy Steinour
	Title:	Treasurer

/s/ Charles Scoggin, M.D.
Charles Scoggin, M.D.

/s/ Roberto Mignone
Roberto Mignone

/s/ Jonathan S. Stamler, M.D.
Jonathan S. Stamler, M.D.

/s/ Robert M. Califf, M.D.
Robert M. Califf, M.D.

/s/ Victoria Christian
Victoria Christian